Proposed Terms


                  The following sets forth a proposal providing for a combination of Toy Biz, Inc. ("Toy Biz") and Marvel Entertainment Group, Inc. ("Marvel") which shall form the basis for a revised joint chapter 11 plan of reorganization to be proposed by Toy Biz and the Official Bondholders Committee of Marvel Holdings, Inc. et. al. (the "Bondholders Committee"):

                  1. Marvel and Toy Biz will combine to become separate subsidiaries of a new holding company ("Newco"). In connection with the combination, Toy Biz shareholders will receive 40% of the capital stock of Newco on a fully diluted basis in exchange for their interests in Toy Biz, and Marvel shareholders (including holders of Marvel parent company bonds in their capacity as pledgees of Marvel stock) ("Marvel Equity Holders") will receive 60% of the capital stock of Newco on a fully diluted basis in exchange for their interests in Marvel.

                  2. Pursuant to a rights offering, Marvel Equity Holders will contribute $200 million in new equity into Newco and will purchase $300 million (or $100 million as provided in 3(b) below) in new notes to be issued by Newco. To the extent the rights offering is not fully subscribed, High River Limited Partnership, Westgate International, L.P. and United Equities Commodities Company will fund the shortfall.

                  3. (a) If the holders of the Marvel secured bank claims ("Marvel Secured Claims") accept the terms described in this proposal, the holders of Marvel Secured Claims will receive, under a joint plan to be proposed by the Bondholders Committee and Toy Biz, $300 million in cash and the equity interests and assets of Fleer/Skybox and Panini in satisfaction of the Marvel Secured Claims.

                  (b) If the holders of the Marvel Secured Claims do not accept the above-described terms, the Marvel Secured Claims will be reinstated as obligations of the Marvel subsidiary of Newco. Such reinstated claims shall be secured by the same assets that secured the Marvel Secured Claims at the commencement of these cases. In addition, Newco shall guarantee the reinstated Marvel Secured Claims for a period not to exceed two years. In this case, the debt portion of the rights offering shall be reduced to $100 million.

                  4. The debt offered in the rights offering shall be subordinated to the working capital financing of Newco.

                  5. Former holders of Toy Biz Class A common stock will be afforded generally the same governance rights in Newco as they currently hold in Toy Biz, subject to certain exceptions agreed upon by Toy Biz and the Bondholders Committee.


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                  6. Toy Biz and members of the Bondholders Committee shall work diligently to document and implement this proposal and Toy Biz's management will recommend this proposal to Toy Biz's board; provided that this proposal is not legally binding on any party and is subject to the approval of Toy Biz's board of directors and shareholders.

Date: May 21, 1997

                                         TOY BIZ, INC.


                                         By  /s/Joseph M. Ahearn
                                             ________________________________
                                                  Joseph M. Ahearn
                                                  President


                                         OFFICIAL BONDHOLDERS COMMITTEE OF
                                         MARVEL HOLDINGS, INC. ET. AL.


                                         By /s/Carl C. Icahn
                                             ________________________________
                                                  Carl C. Icahn
                                                  Its Chairman

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